EXHIBIT 10.2

ACADIA PHARMACEUTICALS INC.

CHANGE IN CONTROL SEVERANCE BENEFIT PLAN

PARTICIPATION AGREEMENT

Name: Stephen R. Davis

Section 1.	ELIGIBILITY.

You have been designated as eligible to participate in the ACADIA Pharmaceuticals Inc. Change in Control Severance Benefit Plan (the “Plan”), a copy of which is attached as EXHIBIT A to this Participation Agreement (the “Agreement”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

Section 2.	SEVERANCE BENEFITS

Subject to the terms of the Plan, if you are terminated in a Covered Termination, and meet all the other eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and provided that such Release becomes effective in accordance with its terms, you will receive the severance benefits set forth in this Section 2. Notwithstanding the schedule for provision of severance benefits as set forth below, the provision of any severance benefits under this Section 2 is subject to any delay in payment that may be required under Section 5 of the Plan.

(a) Base Compensation Severance Benefit. You will be entitled to receive a single lump sum cash payment equal to 130% of the sum of your Annual Base Salary plus Average Annual Bonus (the “Base Compensation Severance Benefit”). The Base Compensation Severance Benefit will be payable to you within 10 business days following the later of (i) the effective date of your Release, or (ii) the effective date of the Closing.

(b) Target Bonus Severance Benefit. You will be entitled to receive a single lump sum cash payment equal to a pro-rata portion of your Target Bonus, with such pro-rata portion calculated with reference to the number of days in the calendar year that precedes the date of the Covered Termination divided by the number of days in the calendar year that includes the date of the Covered Termination (the “Target Bonus Severance Benefit”). The Target Bonus Severance Benefit will be payable to you within 10 business days following the later of (i) the effective date of your Release, or (ii) the effective date of the Closing.

(c) Accelerated Vesting of Stock Awards.

(1) Effective as of the later of the effective date of your Release or the effective date of the Closing, to the extent not previously vested: (i) the vesting and exercisability of all outstanding stock options to purchase the Company’s common stock that are held by you on such date shall be accelerated in full, (ii) any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any other stock award granted to you by the Company shall lapse in full, and (iii) the vesting of any other stock awards granted to you by the Company, and any issuance of shares triggered by the vesting of such stock awards, shall be accelerated in full. Notwithstanding the foregoing, this Section 2(c) shall not apply to stock awards issued under or held in any Qualified Plan.

For purposes of determining the number of shares that will vest pursuant to the foregoing provision with respect to any performance based vesting award that has multiple vesting levels depending upon the level of performance, vesting acceleration shall occur with respect to the number of shares subject to the award as if the applicable performance criteria had been attained at a 100% level.

(2) In order to give effect to the intent of the foregoing provision, notwithstanding anything to the contrary set forth in your stock award agreements or the applicable equity incentive plan under which such stock award was granted that provides that any then unvested portion of your award will immediately expire upon your termination of service, no unvested portion of your stock award shall terminate any earlier than 30 days following any Involuntary Termination of your employment that occurs prior to a Closing. Notwithstanding anything to the contrary set forth herein, your stock awards shall remain subject to earlier termination in connection with a “Corporate Transaction” as provided in the Equity Plan or substantially equivalent provisions applicable to your stock award.

(d) Payment of Continued Group Health Plan Benefits.

(1) If you timely elect continued group health plan continuation coverage under COBRA the Company shall pay the full amount of your COBRA premiums, or shall provide coverage under any self-funded plan, on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, for 16 months following your Covered Termination (the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, or the provision of coverage under a self-funded group health plan, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period. For purposes of this Section, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility.

(2) Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on the your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to yours election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.

(e) Outplacement Benefits. You will receive outplacement services of up to $15,600 through an agency selected by the Company.

Section 3.	DEFINITIONS.

(a) “Equity Plan” means the Company’s 1997 Stock Option Plan, 2004 Equity Incentive Plan, 2010 Equity Incentive Plan or any successor or other equity incentive plan adopted by the Company which govern your stock awards, as applicable.

(b) “Qualified Plan” means a plan sponsored by the Company or an Affiliate that is intended to be qualified under Section 401(a) of the Internal Revenue Code.

Section 4.	ACKNOWLEDGEMENTS.

As a condition to participation in the Plan, you hereby acknowledge each of the following:

(a) The severance benefits that may be provided to you under this Agreement are subject to certain reductions under Section 3 of the Plan.

(b) This Agreement and the Plan supersedes any severance benefit plan, policy or practice previously maintained by the Company that may have been applicable to you. Notwithstanding the foregoing, this Agreement and the Plan do not supersede your individually negotiated employment agreement with the Company, dated July 15, 2014, as it may be amended hereafter from time to time (as so amended, the “Employment Agreement”).

(c) The severance benefits that may be provided to you under this Agreement may reduce the severance benefits that would otherwise be provided to you under your Employment Agreement as further specified in Section 2(c) of the Plan.

To accept the terms of this Agreement and participate in the Plan, please sign and date this Agreement in the space provided below and return it to Glenn Baity no later than July 25, 2014.

ACADIA Pharmaceuticals Inc.

By:	/s/ Glenn F. Baity
Name:	Glenn F. Baity
Title:	Vice President & General Counsel

/s/ Stephen R. Davis	July 15, 2014
Stephen R. Davis	Date